Exhibit 99.1

HYRECAR PROVIDES BUSINESS UPDATE AND INDICATION OF FIRST QUARTER 2020 REVENUE

Revenues Estimated Between $5.5 - $5.6 Million as Quarterly Rental Days Top 229,000; and the Platform Transitions Drivers to Delivery Services

LOS ANGELES--(BUSINESS WIRE)--Apr. 6, 2020-- HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing, food, and package delivery services, today announced preliminary results for the first quarter ended March 31, 2020. First-quarter revenues are expected to be between $5.5 and $5.6 million, with the number of rental days topping 229,000 for the quarter, up 16% sequentially from the prior quarter’s total of 197,000, and 66% year-over-year, even with the effect of the last two weeks of the quarter with the COVID-19 situation. Additionally, we expect to release our 2019 10-K by April 14, 2020.

“We had tremendous momentum going into the first quarter, and rental day performance from Q1 shows the power of our platform. Initially average daily rentals on a weekly basis grew 18% from the first week of the year to the second week in March, where we achieved our largest historical daily rental numbers. After that, average daily rentals declined 23% from the first two weeks of March vs. the last two weeks in March, because of the unprecedented economic slowdown due to COVID-19. Rental days appear to have normalized at these levels since then. This compares favorably to the 50% to 75% ridership year-over-year declines announced by Uber and Lyft,” said Joe Furnari, Chief Executive Officer of HyreCar. “We believe this is because our business model and platform allow us to leverage new opportunities within this crisis. At the same time, we believe that this crisis will change transportation-as-a-service, ridesharing, and delivery for drivers and consumers for a long time to come and we are adapting our business to benefit from long-term change in these markets.”

While ridership on Uber and Lyft platforms has declined significantly across the country, the current crisis has enabled HyreCar to shift its driver and vehicle supply focus towards delivery services and explore more partnerships. We have spent the last two weeks transitioning our drivers and our business quickly to help our drivers during this difficult time and we believe that it is working. HyreCar’s recent survey showed that approximately 60% of the drivers have shifted to food and package delivery, including Doordash, Postmates, Instacart and Amazon. Most of those say that they will continue to do delivery after the COVID-19 situation. We’ve seen that delivery service drivers have the ability to earn what rideshare drivers were making just a few short weeks ago. Instacart and Amazon have announced plans to onboard a combined 400,000 employees with approximately 100,000 positions in California alone.

Many would-be driver applicants don’t have a car and commercial insurance required to work for these services. HyreCar’s commercial insurance policy provides drivers access to coverage that protects them while driving for these platforms. Most importantly, many personal auto insurance policies don’t provide the coverage that HyreCar’s insurance provides, leaving drivers exposed to liability and physical damage in the event of an accident. HyreCar’s platform and insurance solutions seamlessly allow drivers access to thousands of vehicles so they can take advantage of the current opportunity in delivery. We’re early in these initiatives, but we see considerable opportunities in this space and it’s part of the reason we’ve normalized our active rental days. We believe that this will remain a larger part of our business even when the COVID-19 situation allows people to start using rideshare again in numbers that we saw in the first quarter.

In addition, we are in the process of submitting our application to our banking partner as a preferred existing client under the SBA Payroll Protection Program, and expect to qualify for funding to support fixed costs like payroll, rent and utilities through the second quarter, which we believe will ultimately be forgiven. This coupled with reductions to large portions of our variable costs will improve our already strong cash position. We are experiencing significantly lower expenses, including insurance costs, in just the past few weeks. Finally, with cost-cutting measures including a meaningful reduction in the compensation of our management team as well as considerably lower operating expenses like marketing and travel, we are confident in our position to weather this historic event as a company and emerge even stronger.

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a nationwide leader operating a carsharing marketplace for ridesharing, food, and package delivery nationwide via its proprietary technology platform. The Company has established a leading presence in Mobility as a Service (MaaS) through individual vehicle owners, dealers and OEM’s, who have been disrupted by automotive asset sharing. By providing a unique opportunity through our safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from Mobility as a Service. For more information please visit hyrecar.com.

Forward-Looking Statements

Statements in this release concerning HyreCar Inc.’s (“HyreCar” or the “Company”) future expectations and plans, including, without limitation, HyreCar’s future earnings, partnerships and technology solutions, its ability to add and maintain additional car listings on its platform from car dealers, and consumer demand for cars to be used for ridesharing, may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. HyreCar may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in HyreCar’s most recent Annual Report on Form 10-K and HyreCar’s other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as HyreCar’s current plans, estimates, and beliefs. Investors should not place undue reliance on forward-looking statements. HyreCar cannot guarantee future results, events, levels of activity, performance or achievements. HyreCar does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

View source version on businesswire.com: https://www.businesswire.com/news/home/20200406005484/en/

Scott Brogi
Chief Financial Officer

John Evans
Investor Relations
415-309-0230
j.evans@hyrecar.com

Source: HyreCar Inc.